Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185612 and 333-208575 on Form S-8 and Registration Statement Nos. 333-204597 and 333-212107 on Form S-3 of Par Pacific Holdings, Inc. of our report dated August 18, 2016, relating to the consolidated financial statements of Hermes Consolidated, LLC and subsidiary as of and for the year ended December 31, 2015, appearing in this Amendment No. 1 to Current Report on Form 8-K of Par Pacific Holdings, Inc. dated August 29, 2016.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
August 29, 2016